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                                                                    EXHIBIT 99.1

                                   [PGA LOGO]

PERSONNEL GROUP OF AMERICA, INC.                                    NEWS RELEASE

FOR IMMEDIATE RELEASE               Contact:          James C. Hunt
                                                      Senior Vice President and
                                                      Chief Financial Officer

                                                      Ken R. Bramlett, Jr.
                                                      Senior Vice President and
                                                      General Counsel


                        PERSONNEL GROUP OF AMERICA, INC.
                   ANNOUNCES FILING OF REGISTRATION STATEMENT

CHARLOTTE, NC (April 10, 1998) -- Personnel Group of America, Inc. (NYSE:PGA), announced today that it has filed a registration statement with the Securities and Exchange Commission to register 7,000,000 shares of common stock (plus an additional 1,050,000 shares subject to over-allotment option), and intends to complete a secondary offering as soon as practicable. All of the shares in the proposed offering will be issued by the Company.

The company intends to use substantially all of the proceeds of the offering to retire outstanding indebtedness and the remainder, if any, for general corporate purposes.

Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology and commercial staffing services. The Company operates through 137 offices in 25 states and the District of Columbia. PGA's Information Technology Division is comprised of 14 companies, and its Commercial Staffing Division is comprised of 24 companies. Each of PGA's companies operates in a decentralized manner and typically retains its local brand name.

The managing underwriters for the offering are Salomon Smith Barney, NationsBanc Montgomery Securities LLC, J.C. Bradford & Co., The Robinson-Humphrey Company and Cleary Gull Reiland & McDevitt Inc. When available, a written prospectus relating to the proposed offering may be obtained from Salomon Smith Barney, 388 Greenwich Street, New York, New York, 10013.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or financial condition are fluctuations in the economy, the degree and nature of competition and the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's inability at any time to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and wage inflation, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.


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